UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
VITRAN CORPORATION INC.
(Exact name of registrant as specified in its charter)

ONTARIO, CANADA	98-0358363

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
185 The West Mall, Suite 701,
Toronto, Ontario, Canada, M9C 5L5
Tel: (416) 596-7664
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Richard Gaetz
Vitran Corporation
6500 East 30th St
Indianapolis, IN, USA 46219
Tel: (317) 803-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:
Hellen Siwanowicz
Lang Michener LLP
Brookfield Place
181 Bay Street, Suite 2500
Toronto, Ontario
Canada M5J 2T7
(416) 307-4032
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered(1),(2)	Common Share(3)	Price(3)	Registration Fee(3)
Common Shares, no par value	2,698,282 Common Shares	$9.57 per Common Share	$25,822,558.74	$1,440.90

(1)	Total represents 2,698,282 Common Shares, all of which are to be offered by the selling shareholders of the Registrant named herein.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of based on the average of the high and low prices of the Registrant’s common shares reported on the NASDAQ Global Select Market on September 28, 2009.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2009
VITRAN CORPORATION INC.
2,698,282 Common Shares,
without par value
     This prospectus relates to the offer and sale from time to time by the selling shareholders identified in this prospectus of up to 2,698,282 common shares, no par value (the “Common Shares”) of Vitran Corporation Inc., and such indeterminate number of Common Shares as may be issuable with respect thereto as a result of stock splits, stock dividends or similar transactions. The Common Shares are being registered pursuant to registration rights agreements between Vitran and the selling shareholders.
     The selling shareholders will receive all of the proceeds from any sales of Common Shares offered pursuant to this prospectus. We will not receive any of these proceeds, but we will incur expenses in connection with the offering.
     The selling shareholders may sell the Common Shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the Common Shares at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.
     The common shares of the Company are traded on the NASDAQ and on the Toronto Stock Exchange (“TSX”) under the symbols “VTNC” and “VTN”, respectively. On September 28, 2009, the closing price of the Common Shares, as reported on the NASDAQ Global Market, was $9.43 per share.
     This prospectus does not constitute a prospectus under Canadian securities laws and accordingly does not qualify the resale of the Common Shares on the TSX or otherwise in Canada. The Common Shares offered hereby may not be sold on or through the facilities of the TSX and may only be resold in Canada in compliance with exemptions from prospectus and registration requirements under applicable Canadian securities laws.
     An investment in our Common Shares involves significant risks. You should carefully consider the risk factors included in this prospectus under the heading “Risk Factors” beginning on page 10 of this prospectus, as well as those risk factors that we have incorporated by reference into this prospectus and that we may include in any prospectus supplement.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.
The date of this prospectus is September 29, 2009.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”), using a continuous offering process. Under this continuous offering process, the selling shareholders may from time to time sell the Common Shares described in this prospectus in one or more offerings. We will not receive any of the proceeds from these sales, but we will incur expenses in connection with the offering.
     No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
     These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted.
     This prospectus does not constitute a prospectus under Canadian securities laws and accordingly does not qualify the resale of the Common Shares on the TSX or otherwise in Canada. The Common Shares offered hereby may not be sold on or through the facilities of the TSX and may only be resold in Canada in compliance with exemptions from prospectus and registration requirements under applicable Canadian securities laws.
     You should rely only on information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
     You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.
     Unless the context otherwise requires, all references in this prospectus to the “Company”, “Vitran”, “we”, “us”, “our” or “our company” refer, collectively, to Vitran Corporation Inc. and its subsidiaries.
     Unless otherwise indicated, in this prospectus, all references to “dollars”, or “$” are to United States dollars.
FORWARD-LOOKING STATEMENTS
     This prospectus and the documents that are incorporated by reference contain forward-looking statements (collectively, “forward-looking statements”) within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to future events of our future performance. All statements other than statements of historical fact are forward-looking statements. The use of words such as “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “should”, “believe” and similar expressions is intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference in this prospectus, as the case may be. These forward-looking statements include, but are not limited to, statements concerning:
•	our ability to realize cost savings from the reduction initiatives in linehaul, pick-up and delivery and service centers in our less-than-truckload segment;
•	our ability to realize wage savings from labour force reductions in the less-than-truckload segment;
•	our objective to improve service to new and existing customers with our less-than-truckload segment;
•	our intention to improve results with an inter-regional sales initiative in our less-than-truckload segment;
•	our expectation to increase square footage under management in our logistics segment;

•	our expectation to return our days sale outstanding measure to historical levels;
•	our intention to achieve above average transborder and inter-regional growth rates;
•	our intention to develop profitable accounts in our logistics segment;
•	our intention to increase revenue and income from a new major supply chain contract in our logistics segment;
•	our ability to achieve margin and asset utilization gains, and to expand and diversify our customer base, in our truckload segment;
•	price and availability of fuel;
•	competitor pricing activity;
•	our ability to capture cost reductions; and
•	our intention to purchase a specified level of capital assets and to finance such acquisitions with cash flow from operations and, if necessary, from our unused credit facilities.
     Inherent in forward-looking statements are risks and uncertainties beyond our ability to predict or control, including but not limited to technological change, increase in fuel costs, regulatory change, the general health of the economy, changes in labour relations, geographic expansion, capital requirements, availability of financing, claims and insurance costs, environmental hazards, availability of qualified drivers and competitive factors. Many of these risks and uncertainties are beyond our control and actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this prospectus or the documents incorporated by reference herein. Such forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about:
•	general business and economic conditions;
•	interest rates and foreign exchange rates;
•	changes in credit market conditions and conditions in financial markets generally;
•	fuel prices;
•	our ability to attract and retain skilled staff;
•	the impact of changes in Canadian-U.S. dollar and other foreign exchange rates on our costs and results;
•	market competition; and
•	our ongoing relations with our employees and owner operators.
     We caution you that the foregoing list of important factors and assumptions is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, any forward-looking statement. You should also carefully consider the matters discussed under “Risk Factors” in this prospectus. We undertake no obligation to update publicly or otherwise revise any forward-looking statement or the foregoing list of factors, whether as a result of new information or future events or otherwise, unless we are required to do so under applicable securities laws.

VITRAN CORPORATION INC.
     This summary highlights information contained elsewhere or incorporated by reference in this document. You should read this entire document carefully, including the section entitled “Risk Factors” and our financial statements and the related notes included elsewhere in this document or incorporated by reference herein.
Overview
     We are a leading, predominantly non-union, provider of freight surface transportation and related logistics services throughout Canada and in 29 states in the eastern, central, southwestern, and western United States. Our business consists of less-than-truckload services (“LTL”), logistics services, and truckload services. These services are provided by stand-alone business units within their respective regions. The business units operate independently or in a complementary manner to provide solutions depending on a customer’s needs.
     Our business is carried on through Vitran’s subsidiaries which hold the relevant licenses and permits required to carry on business. The following are Vitran’s principal operating subsidiaries (including their jurisdiction of incorporation), all wholly owned as at the date hereof: Vitran Express Canada Inc. (Ontario); Can-Am Logistics Inc. (Ontario); Vitran Logistics Limited (Ontario); Expéditeur T.W. Ltée (Canada); Vitran Corporation (Nevada); Vitran Express, Inc. (Indiana); R.A. Christopher, Inc. (Kansas); Frontier Transport Corporation (Indiana); Vitran Logistics Corp. (Delaware); Vitran Logistics, Inc. (Indiana); Vitran Express West, Inc. (Nevada); PJAX, Inc. (Pennsylvania); and Las Vegas/L.A. Express, Inc. (California).
     Vitran is a corporation incorporated under the Business Corporation Act (Ontario). Our principal executive offices are located at
185 The West Mall, Suite 701, Toronto, Ontario, Canada, M9C 5L5.
LTL Services
     We have grown organically and made strategic acquisitions to build a comprehensive LTL network throughout Canada and in the central, southwestern, and western United States. Within the United States, we operate primarily within the eastern, central, southwestern and western United States and deliver a majority of our freight shipments within one or two days. In addition, we offer our services to the other regions in the United States (other than Alaska and Hawaii) through our strategic inter-regional relationships. The service is provided over-the-road, mostly by Vitran drivers, which allows more control in servicing these time-sensitive shipments. As an integral part of our service solution, our U.S. LTL business was one of the first regional LTL companies to offer an unconditional money-back service guarantee to its customers.
     We have completed the following key acquisitions as part of the expansion of our LTL network:
•	On May 31, 2005, we expanded into the southwestern United States by acquiring Chris Truck Line (“CTL”), a Kansas-based regional less-than-truckload carrier serving 11 states. With the acquisition of CTL, we obtained an additional 19 service centers covering 11 states, including new territory in Colorado, Kansas, Oklahoma, and Texas.
•	On January 3, 2006, we, through our subsidiary Vitran Express West Inc., expanded into the western United States by acquiring the assets of Sierra West Express (“SWE”), a Nevada-based regional less-than-truckload carrier serving three states. With the acquisition of SWE, we expanded our footprint to California, Nevada, and Arizona.
•	On October 2, 2006, we expanded into the eastern United States by acquiring PJAX Freight System (“PJAX”), a Pennsylvania-based regional less-than-truckload carrier serving 11 states. With the acquisition of PJAX, we obtained 22 service centers including expanded and new state coverage in New Jersey, Pennsylvania, Delaware, Maryland, West Virginia and Virginia.
     Within Canada, we provide next-day service within Ontario, Quebec and parts of western Canada, and generate most of our revenue from the movement of LTL freight within the three- to five-day east-west service lanes. The majority of our trans-Canada freight is shipped intermodally, whereby containers are loaded onto rail cars and trans-loaded to Vitran facilities where our network of owner operators pick up and deliver the freight to various destinations. An expedited service solution is also offered nationally using over-the-road driver teams to complete these deliveries in a shorter time frame.

     Our Transborder Service Solution (inter-regional) provides over-the-road service between our Canadian LTL and U.S. LTL business units. This is presently our highest margin and fastest growing service within our LTL business.
     Our LTL business represented approximately 84.1% of our revenues for the year ended December 31, 2008, and 82.8% for the six months ended June 30, 2009.
Logistics
     Our logistics business, Vitran Logisitics, consists of two principal lines of business:
•	Supply Chain Solutions, which includes the operation of warehousing, inventory management and flow-through distribution facilities for customers in Canada and the United States; and
•	Freight Brokerage, which coordinates the transport of truck and container loads from sales offices in Toronto, Montreal, and Los Angeles.
     Our Vitran Logistics business represented approximately 11.2% of our revenues for the year ended December 31, 2008, and 11.7% for the six months ended June 30, 2009.
     Supply Chain Solutions.   Supply chain solutions involve the transportation and management of goods and the provision of information about such goods as they pass through the supply chain from manufacturer to end user. Vitran Logistics’ role is to design a supply chain network for a customer, contract with the necessary suppliers (including Vitran’s LTL services), implement the design and manage the logistical system. Vitran’s supply chain business unit offers a range of services in Canada and the United States including warehousing, inventory management and flow-through distribution facilities, focusing primarily on long-term logistics solutions.
     Over the past decade, our supply chain business unit has grown organically. We announced on November 30, 2007 the strategic acquisition of Las Vegas/L.A. Express Inc. (“LVLA”), a retail supply chain management specialist based in Ontario, California. LVLA operates six facilities, adding 470,000 square feet of logistics space. Completion of this acquisition brought our warehouse and distribution space under management to a total to approximately 1.8 million square feet as at December 31, 2008.
     Freight Brokerage.   Our freight brokerage unit is headquartered in Toronto, Ontario, with sales offices in Toronto, Montreal and Los Angeles so as to capitalize on international traffic flows. Vitran Logistics coordinates the transport of truck and container loads directly from a customer’s facility to the customer’s consignee, anywhere in North America. The Freight Brokerage unit offers both intermodal and highway solutions to customers with any type of full load requirement. Vitran Logistics supports the movement of freight through direct computer links with both its carriers and customers. It provides customers with real-time tracking, customer support information and expediting as required.
Truckload
     Our Truckload business, operating as Frontier Transport Corporation (“Frontier”), provides truckload service within the United States. Frontier utilizes its company-controlled trailing equipment and tractor owner operators in providing truckload services. The business is primarily dry van but also offers temperature-controlled service in select markets. Frontier operates from two terminals, one in Atlanta and the other in Indianapolis, where the main administration office is located. Frontier principally delivers within a 400-mile radius utilizing 246 owner operators with company-owned or leased trailing fleet.
     Our Truckload business represented approximately 4.7% of our revenues for the year ended December 31, 2008, and 5.5% for the six months ended June 30, 2009.
RECENT DEVELOPMENTS
Securities Purchase Agreement
     On September 21, 2009, we completed a private placement (the “Private Placement”) of 2,698,282 common shares to several accredited investors (the “Investors”) pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) entered into on September 17, 2009. The entering into of the Securities Purchase Agreement was previously disclosed in Item 1.01 of our Current Report on Form 8-K filed with the SEC on September 18, 2009. The form of the

Securities Purchase Agreement was attached as an exhibit to that previously filed Form 8-K. In connection with the completion of the Private Placement, we also confirmed the effectiveness of Amendment No. 6 to its syndicated lending agreement (the “Amending Agreement”). The entering into of the Amending Agreement was also previously disclosed in Item 1.01 of our Current Report on Form 8-K filed with the SEC on September 18, 2009.
     On closing of the Private Placement, we entered into a registration rights agreement with the Investors pursuant to which we have agreed to file a registration statement with the SEC as soon as practicable, but in no event later than 30 days following the closing under the Private Placement. The registration statement will register for resale the Common Shares issued to the Investors in an offering to be made on a continuous basis pursuant to Rule 415 promulgated by the SEC pursuant to the Securities Act. We also agreed to use our commercially reasonable best efforts to have the registration statement declared effective as soon as practicable after the filing date of the registration statement, but in any event no later than the 90th day after the closing date. We have agreed to keep the registration statement continuously effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Investors may sell all of the Common Shares covered by the registration statement without limitation or restriction pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act without the requirement for us to be in compliance with the current public information requirements under Rule 144, or (ii) the date on which the Investors shall have sold all of the Common Shares covered by the registration statement. If the registration statement (i) has not been filed by the date required above, or (ii) has not been declared effective by the SEC on or before the date that is 90 days after the closing date, then we will be obligated to pay as a partial remedy to the Investors an amount equal to 1.0% of the aggregate purchase price for the registrable securities purchased by the Investors, for each 30-day period, or pro rata for any portion thereof, following the date by which the registration statement should have been filed or declared effective; provided, however, that the aggregate amount of such payments shall not exceed 10% of the aggregate purchase price for the registrable securities purchased by the Investors.
     In addition, certain of our officers and all of our directors have entered into lock-up agreements in favor of the Investors whereby such officers and directors have agreed not to sell any securities of the Company held by them from the date of closing until 30 days after the earlier of (i) the date on which the registration statement described above is declared effective by the SEC, and (ii) the date on which the Investors under the Private Placement may resell the shares without registration under Rule 144 of the Securities Act.
     The shares were offered and sold in the Private Placement to the Investors without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Each investor represented to us that the investor qualified as an “accredited investor,” as defined under Rule 501(a) of Regulation D. All shares were issued as restricted securities and the certificates representing the shares were endorsed with legends confirming that the shares had been issued without registration under the Securities Act and cannot be sold or otherwise transferred without registration under the Securities Act or an exemption from such registration requirements.
Amendment to Credit Agreement
     On September 17, 2009, we and certain of our subsidiaries also entered into Amendment No. 6 to our syndicated lending agreement (the “Amending Agreement”). Pursuant to the Amending Agreement, the syndicate, led by JPMorgan Chase Bank, N.A., as agent (the “Agent”) and the other lenders that are parties thereto (collectively, the “Lending Group”), agreed to amend the original credit agreement dated July 31, 2007 (the “Original Credit Agreement”) among us, certain of our subsidiaries, the Agent, and the Lending Group. The Original Credit Agreement continues in full force and effect, other than as amended by the Amending Agreement and (i) Amendment No. 1 to Credit Agreement dated as of January 21, 2008, (ii) Amendment No. 2 to Credit Agreement dated as of April 10, 2008, (iii) Amendment No. 3 to Credit Agreement dated as of December 30, 2008, (iv) Amendment No. 4 to Credit Agreement dated as of March 6, 2009, and (v) Amendment No. 5 to Credit Agreement effective May 8, 2009.
     The following is a summary of the material terms of the amendments to the Original Credit Agreement, as amended by the Amending Agreement:
•	The effectiveness of the Amending Agreement is subject to us raising a minimum of $20.0 million of equity, which we have satisfied through the closing of the Private Placement described above.
•	The proceeds from the equity issue must be used by us to prepay $7.5 million of the outstanding credit under the term facility and a minimum of $12.5 million of the outstanding credit under the revolving credit facility. There is no decrease in the bank commitment under the revolving credit facility.

•	The mandatory prepayment clause is extended to December 31, 2010, whereby 100% of the amount of (i) any proceeds from the sale of real estate, (ii) any proceeds from the sale of rolling stock which exceed, in the aggregate, $1.0 million, and are not reinvested by us within 90 days of such sale, and (iii) any proceeds from the sale of any other assets which exceed, in the aggregate, $1.0 million, in each case net of expenses of disposition and all taxes related thereto, must be used to prepay the outstanding credit under the revolving credit facility. On October 1, 2009, we must prepay the outstanding credit under the term facility to a maximum of $2.5 million, including transferring any prepayment made to the revolving credit facility prior to September 30, 2009 to a prepayment under the term facility on September 30, 2009.
•	The Amending Agreement amends certain financial covenants, measured on the last day of each quarter, through December 31, 2010 as set forth below:

	Q3-09	Q4-09	Q1-10	Q2-10	Q3-10	Q4-10	Thereafter
Debt to EBITDA maximum	7.25:1	6.75:1	6.50:1	6.50:1	4.50:1	3.50:1	3.25:1
EBITDAR to Interest Expense and Rent minimum	1.05:1	1.05:1	1.05:1	1.05:1	1.30:1	1.40:1	1.50:1
•	In addition to the above, we must maintain minimum consolidated EBITDA based on a rolling twelve-month basis for (i) the third and fourth quarters of 2009 at greater than or equal to $14.0 million, (ii) the first and second quarters of 2010 at greater than or equal to $15.0 million, (iii) the third quarter of 2010 at greater than or equal to $20.0 million, and (iv) the fourth quarter of 2010 at greater than or equal to $24.0 million. This EBITDA covenant is removed beginning in fiscal year 2011.
•	Until January 1, 2011, we are also restricted to capital expenditures of $10.0 million in any fiscal year plus any amount not spent in fiscal 2009 up to a maximum of $10.0 million.
•	Total bank commitment under the Amending Agreement remains unchanged at $100 million under the revolving credit facility and $44 million under the term facility subject to the mandatory prepayment as described above.
•	Interest rate margins on borrowings and fees under the credit facilities were increased but continue to be based on our leverage ratio. The LIBOR rate margin and letter of credit fee increased to a range of between 250 basis points and 500 basis points and the unused fee remained unchanged. There is no interest rate floor in the agreement.
RISK FACTORS
     An investment in the Common Shares involves a high degree of risk. Before making an investment in the Common Shares, you should carefully consider the risks described below and the other information contained in this prospectus, including the information incorporated by reference in this prospectus. The risks described below are not the only ones facing our company or otherwise associated with an investment in the Common Shares. If we do not successfully address any of the risks described herein or therein, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of the Common Shares may decline. We can provide no assurance that we will successfully address these risks.
Risks Relating to Our Company
Our industry is highly competitive, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that may adversely affect operations and profitability.
     The transportation industry is highly competitive on the basis of both price and service. We compete with regional, inter-regional and national LTL carriers, truckload carriers, third party logistics companies and, to a lesser extent, small-package carriers, air freight carriers and railroads. Numerous competitive factors could impair our ability to maintain our current profitability. These factors include the following:
•	we compete with many other transportation service providers of varying sizes, many of which have more equipment, a broader coverage network, a wider range of services and greater capital resources than we do or have other competitive advantages;

•	some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which may limit our ability to maintain or increase our prices or maintain significant growth in our business;

•	many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved transportation service providers, and in some instances we may not be selected;

•	our customers may negotiate rates or contracts that minimize or eliminate our ability to offset fuel price increases through a fuel surcharge on our customers;
•	many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors;
•	the trend towards consolidation in the surface transportation industry may create other large carriers with greater financial resources than us and other competitive advantages relating to their size;
•	advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments; and
•	competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.
We are subject to financial covenants under our term and revolving credit facilities.
     Under our current term and revolving credit facilities, we are subject to certain financial covenants that, among other things, require maintenance of certain maximum leverage, minimum EBITDA and minimum interest and rent coverage ratios. These financial covenants could limit the availability of capital to fund future growth. In addition, our inability to continue to successfully operate our business and achieve our level of financial performance could cause us not to be able to be in continued compliance with these covanants. Our inability to maintain compliance with our financial covenants could result in a default under our credit facilities which could require us to attempt to re-negotiate these financial covenants, attempt to obtain new financing or scale back our business operations to achieve compliance. There is no assurance that we would be able to re-negotiate our financial convenants in this event which could reduce the amount of credit available under our credit facilities.
We are subject to general economic factors that are largely out of our control, any of which could have a material adverse effect on the results of our operations.
     Our business is subject to a number of general economic factors that may have a material adverse effect on the results of our operations, many of which are largely out of our control. These include recessionary economic cycles and downturns in customer business cycles, particularly in market segments and industries, such as retail, manufacturing and chemical, where we have a significant concentration of customers. Economic conditions may adversely affect the business levels of our customers, the amount of transportation services they need and their ability to pay for our services. It is not possible to predict the long-term effects of above-mentioned factors on the economy or on customer confidence in Canada or the United States, or the impact, if any, on our future results of operations. Adverse changes in economic conditions could result in declines to our revenues and a reduction in our current level of profitability.
If the world-wide financial crisis continues or intensifies, it could adversely impact demand for our services.
     The global capital markets have been experiencing significant disruption and volatility over the past year as evidenced by a lack of liquidity in the debt markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and failure of certain major financial institutions. Continued market disruptions could cause broader economic downturns which may lead to lower demand for our services, increased incidence of customers’ inability to pay their accounts, or insolvency of our customers, any of which could adversely affect our results of operations, liquidity, cash flows and financial condition.
     Moreover, such market disruptions may increase our cost of borrowing or affect our ability to access debt and equity capital markets. Market conditions may affect our ability to refinance indebtedness as and when it becomes due. We are unable to predict the effect the uncertainty in the capital markets may have on our financial condition, results of operations or cash flows. Our ability to repay or refinance our indebtedness will depend upon our future operating performance which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

Our supply chain solutions logistics business is dependent upon long term relationships with our customers.
     We have entered into long-term relationships with our customers whereby we have agreed to provide supply chain solutions to our customers which involve the establishment and operation of warehousing, inventory management and flow-through distribution facilities. The success of these relationships is dependent upon our continued ability to meet the requirements under our customers’ contracts, as well as the continued financial success and business operations of our customers. If we are unable to continue to deliver our supply chain solutions to our customers, either as a result of a determination by our customers not to continue to use our services or our customer ceasing to operate its business for any reason, our revenues from our supply chain solutions business may decline and we may not be able to recover our investment in the distribution facilities that we have established to deliver these services to our customers.
Increases in our operating expenses could cause our profitability to decline.
     Our significant cash operating expenses include: salaries, wages and employee benefits, purchased transportation, maintenance expenses, rents and leases, purchased labor and owner operators, fuel and fuel related expenses. Increases in our operating expenses will adversely impact on our profitability to the extent that we are not able to pass these increased expenses on to our customers through increased rates for our transportation services. Many of these operating expenses are beyond our control and, in addition, are subject to competitive forces. Further, we operate in a price sensitive industry where customers have many alternatives for their transportation services and, as a result, we may have limited ability to pass on increased operating expenses to our customers.
Unsuccessful execution of our acquisition strategy could cause our business and future growth prospects to suffer.
     We may not be able to implement our strategy to acquire other transportation companies, which depends in part on the availability of suitable candidates. In addition, we may face competition for the acquisition of attractive carriers from other consolidators in the freight transportation industry who may be larger or better financed than we are. Furthermore, there can be no assurance that if we acquire what we consider to be a suitable candidate in accordance with our growth strategy, we will be able to successfully integrate the operations of the acquired company into our operations on an accretive basis. If we are unable to successfully integrate the operations of the acquired company, we may not be able to achieve the anticipated benefits of such acquisition and the performance of our operations after completion of such acquisition could be adversely affected.
Significant ongoing capital requirements could limit growth and affect profitability.
     Our business is capital intensive. If we are unable to generate sufficient cash from operations to fund our capital requirements, we may have to limit our growth, utilize our existing, or enter into additional, financing arrangements. While we intend to finance expansion and renovation projects with existing cash, cash flow from operations and available borrowings under our existing credit agreement, we may require additional financing to support our continued growth. However, due to the existing uncertainty in the capital and credit markets, capital may not be available on terms acceptable to us. If we are unable in the future to generate sufficient cash flow from operations or borrow the necessary capital to fund our planned capital expenditures, we will be forced to limit our growth and/or operate our equipment for longer periods of time, resulting in increased maintenance costs, any of which could have a material adverse effect on our operating results.
     If any of the financial institutions that have extended credit commitments to us are or continue to be adversely affected by current economic conditions and disruption to the capital and credit markets, they may become unable to fund borrowings under their credit commitments or otherwise fulfill their obligations to us, which could have a material adverse impact on our financial condition and our ability to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.
We are a corporation based outside the United States.
     We are a Canadian based corporation with substantial operations in the United States. Changes in United States laws or the application thereof, including regulatory, homeland security or taxation, that primarily impact foreign corporations could have a material adverse effect on our prospects, business, financial condition and results of operations. Increased regulation could increase both the time and cost of transportation across the United States/ Canada border with the result that demand for cross-border transportation services may decline and our costs of providing these services may increase.

Fluctuations in the price and availability of fuel may adversely impact profitability.
     Fuel is a significant operating expense. We do not hedge against the risk of fuel price increases. Any increase in fuel taxes or fuel prices or any change in federal, state or provincial regulations that results in such an increase, to the extent that the increase is not offset by freight rate increases or fuel surcharges to customers, or any interruption in the supply of fuel, could have a material adverse effect on our business, operations or financial condition.
     While we have historically been able to adjust our pricing to offset changes to the cost of fuel, through changes to base rates and/or fuel surcharges, we cannot be certain that we will be able to do so in the future.
     In addition, we are subject to risks associated with the availability of fuel, which are subject to political, economic and market factors that are outside of our control. We would be adversely affected by an inability to obtain fuel in the future. Although historically we have been able to obtain fuel from various sources and in the desired quantities, there can no assurance that this will continue to be the case in the future.
Our industry is subject to numerous laws and regulations in Canada and the United States, exposing us to potential claims and compliance costs that could have a material adverse affect on our business.
     We are subject to numerous laws and regulations by the U.S. Department of Transportation (“DOT”), Environmental Protection Agency, Internal Revenue Service, Canada Revenue Agency and various other federal, state, provincial and municipal authorities. Such regulatory agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations and safety and financial reporting. Our employees and owner operators must also comply with the safety and fitness regulations promulgated by the DOT, including those relating to drug and alcohol testing and hours of service, driver hours-of-service limitations, labour-organizing activities, stricter cargo-security requirements, tax laws and environmental matters, including potential limits on carbon emissions under climate-change legislation. We may become subject to new or more restrictive regulations relating to fuel emissions, ergonomics, or limits on vehicle weight and size.
     We are not able to accurately predict how new governmental laws and regulations, or changes to existing laws and regulations, will affect the transportation industry generally, or us in particular. Although government regulation that affects us and our competitors may simply result in higher costs that can be passed to customers, there can be no assurance that this will be the case. Any additional measures that may be required by future laws and regulations or changes to existing laws and regulations may require us to make changes to our operating practices or services provided to our customers and may result in additional costs, all of which could have an adverse effect on us.
Changes in governmental regulation may impact future cash flows and profitability.
     In Canada, carriers must obtain licenses issued by each provincial transport board in order to carry goods extra-provincially or to transport goods within any province. Licensing from U.S. regulatory authorities is also required for the transportation of goods between Canada and the United States and within the United States. Any change in these regulations could have an impact on the scope of our activities. There is no assurance that we will be in full compliance at all times with such policies and guidelines. As a result, we could be required, at some future date, to incur significant costs in order to maintain or improve our compliance record.
Results of operations may be affected by seasonal factors and harsh weather conditions.
     Our business is subject to seasonal fluctuations. In the trucking industry for a typical year, the second and third quarters usually have the highest business levels, while the first and fourth quarters generally have the lowest business levels. The fourth quarter holiday season and adverse weather conditions generally experienced in the first quarter of the year, such as heavy snow and ice storms, have a negative impact on operating results.
If additional employees unionize, our operating costs would increase.
     We have a history of positive labour relations that will continue to be important to future success. Two of our terminals in Canada, representing 1.9% of our labour force, are represented by the International Brotherhood of Teamsters and the Canadian Auto Workers Association. The collective bargaining agreements between us and our unionized employees expire on February 28, 2011, and on March 31, 2015, respectively. There can be no assurance that the collective bargaining agreements will be re-negotiated on terms acceptable or favourable to us. There can be no assurance that other employees will not unionize in the future. From time to time there could be efforts to organize our employees at various other terminals, which could increase our operating costs and force us to alter our operating methods. This could, in turn, have a material adverse effect on our business, operations or financial condition.

Various environmental laws and regulations, and costs of compliance with, liabilities under, or violations of, existing or future environmental laws or regulations could adversely affect our results.
     Our operations are subject to environmental laws and regulations dealing with the handling of hazardous materials, underground fuel storage tanks and discharge and retention of storm water. We operate in industrial areas where truck terminals and other industrial activities are located and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances or if we are found to be in violation of applicable laws or regulations, it could have a material adverse effect on our business and operating results. If we fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.
     In addition, as global warming issues become more prevalent, federal and local governments and our customers are beginning to respond to these issues. This increased focus on sustainability may result in new regulations and customer requirements that could negatively affect us. This could cause us to incur additional direct costs or to make changes to our operations in order to comply with any new regulations and customer requirements, as well as increased indirect costs or loss of revenue resulting from, among other things, our customers incurring additional compliance costs that affect our costs and revenues. We could also lose revenue if our customers divert business from us because we have not complied with their sustainability requirements. These costs, changes and loss of revenue could have a material adverse affect on our business, financial condition and results of operations.
Loss of key personnel could harm our business, operations or financial condition.
     The success of our business is dependent upon the active participation of certain management personnel who have extensive experience in the industry. The loss of the services of one or more of such personnel for any reason may have an adverse effect on our business if we are unable to secure replacement personnel that have sufficient experience in our industry and in the management of a transportation business such as ours. Our inability to successfully replace management personnel could result in a disruption to our business that could adversely impact on our profitability and financial condition.
Exchange rate and currency risks may impact our financial results.
     As we operate both in the United States and in Canada, our financial results are affected by changes in the U.S. dollar exchange rate relative to the currencies of other countries including the Canadian dollar. To reduce the exposure to currency fluctuations, we may enter into limited foreign exchange contracts from time to time, but these hedges do not eliminate the potential that such fluctuations may have an adverse effect on us. In addition, foreign exchange contracts expose us to the risk of default by the counterparties to such contracts, which could have a material adverse effect on our business. Our inability to successfully mitigate our exposure to currency fluctuations could result in increased expenses attributable to foreign exchange loss.
Insurance and claims expenses could significantly reduce our profitability.
     Our operations are subject to risks normally inherent in the freight transportation industry, including potential liability which could result from, among other circumstances, personal injury or property damage arising from accidents or incidents involving trucks operated by us or our agents. The availability of, and ability to collect on, insurance coverage is subject to factors beyond our control. In addition, we may become subject to liability for hazards which we cannot or may not elect to insure because of high premium costs or other reasons, or for occurrences which exceed maximum coverage under our policies. Our future insurance and claims expenses might exceed historical levels, which could reduce our earnings. Increases to our premiums could further increase our insurance and claims expenses as current coverages expire or cause us to raise our self-insured retention. If the number or severity of claims for which we are self-insured increases, or we suffer adverse development in claims compared with our reserves, or any claim exceeded the limits of our insurance coverage, this could have a material adverse effect on our business, operations or financial condition.
     Moreover, any accident or incident involving us, even if we are fully insured or held not to be liable, could negatively affect our reputation among customers and the public, thereby making it more difficult for us to compete effectively, and could significantly affect the cost and availability of insurance in the future.

We rely on purchased transportation, making us vulnerable to increases in costs of these services.
     In Canada, we use purchased transportation, primarily intermodal rail from CN Rail, to provide cost effective service on our east-west national LTL service offering. Any reduction in service by the railroad or increase in the cost of such rail services is likely to increase costs for us and reduce the reliability, timeliness and overall attractiveness of rail-based services. This would negatively impact on our ability to provide our services, with the result that we may be forced to use more expensive or less efficient alternative modes of transportation to provide our services to our customers.
     In the United States, we use purchased transportation primarily to handle lane imbalances and to accommodate surges in business. We will also, on occasion, augment our linehaul capacity during certain peak periods through the use of purchased transportation. A reduction in the availability of purchased transportation may require us to incur increased costs to satisfy customer shipping orders and we may be unable to pass along increases in third party shipping prices to our customers.
Our business may be adversely affected by anti-terrorism measures.
     Federal, state, provincial and municipal authorities have implemented and are continuing to implement various anti-terrorism measures, including checkpoints and travel restrictions on large trucks. If additional security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers or may incur increased expenses to do so. This could result in a reduction in demand for our cross-border transportation services and increase the cost of providing these services, each of which could negatively impact on our profitability. There can be no assurance that new anti-terrorism measures will not be implemented and that such new measures will not have a material adverse effect on our business, operations or financial condition.
Interest rate fluctuations will impact our financial results.
     In order to mitigate the exposure to interest rate risk in 2008 and for future periods, we entered into floating-to-fixed interest rate swap contracts with various expiry dates extending to December 31, 2011. At December 31, 2008, 68% of our syndicated credit facility was subject to fixed interest rate derivatives. As at December 31, 2008, of our total debt, 73% is subject to fixed interest rates. Management continues to evaluate our need to fix interest rate exposure or unwind current interest rate swap contracts on an ongoing basis. Our inability to successfully mitigate our exposure to interest rate risk could result in us being exposed to increases to interest rates, which interest rate increases would increase our operating costs.
Difficulty in attracting qualified drivers could adversely affect our profitability and ability to grow.
     We are dependent on our ability to hire and retain qualified drivers including owner operators. There is significant competition for qualified drivers within the trucking industry and attracting and retaining drivers has become more challenging. If we are unable to attract drivers and contract with owner operators, we may experience shortages of qualified drivers that could result in us not meeting customer demands, pressure to upwardly adjust our driver compensation package, underutilization of our truck fleet and/or use of higher cost purchased transportation, all of which could have a material adverse effect on our operating results, our growth and profitability.
Our information technology systems are subject to certain risks that we cannot control.
     We depend on our information technology systems in order to deliver reliable transportation services to our customers in an efficient and timely manner. We have integrated the information technology and operations of our acquired companies and will integrate future acquisitions within our U.S. LTL business unit. Any disruption to our technology infrastructure could result in delays in delivery of transportation services to our clients and increased operating costs as a result of decreased operating efficiencies, each of which could adversely impact our customer service, revenues and profitability. While we have invested and continue to invest in technology security initiatives and disaster recovery plans, these measures cannot fully protect us from technology disruptions that could have a material adverse effect on us. Our information technology remains susceptible to outages, computer viruses, break-ins and similar disruptions that may inhibit our ability to provide services to our customers and the ability of our customers to access our systems. This may result in the loss of customers or a reduction in demand for our services. Integration initiatives may not realize the anticipated benefits due to operational issues, disruptions and distractions for employees and management, and potential failures in due diligence.

An increase in the cost of healthcare benefits in the United States could have a negative impact on our profitability.
     We maintain and sponsor health insurance for our employees, retirees and their dependents in the United States through preferred provider organizations, and offer a competitive healthcare program to attract and retain our employees. These benefits comprise a significant portion of our operating expenses. Lower interest rates and/or lower returns on plan assets may cause increases in the expense of, and funding requirements for, our healthcare plans. We remain subject to volatility associated with interest rates, returns on plan assets, and funding requirements. It is possible that healthcare costs could become increasingly cost prohibitive, either forcing us to make changes to our benefits program or negatively impacting our future profitability.
As a holding company, Vitran is dependant on various factors to meet its financial obligations.
     Vitran is a holding company. Vitran’s ability to meet its financial obligations is dependant primarily upon the receipt of interest and principal payments on intercompany advances, management fee payments, cash dividends and other payments from Vitran’s subsidiaries together with the proceeds raised through the issuance of securities.
Risks Related to the Common Shares
The board of directors of Vitran does not intend to declare or pay any cash dividends in the foreseeable future.
     The board of directors of Vitran has not declared dividends on the Common Shares since December 2001. We currently anticipate that we will retain future earnings and other cash resources to repay debt and to support future capital expenditure programs and for acquisitions. Vitran does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of the board of directors of Vitran after taking into account many factors, including our operating results, financial condition and current and anticipated cash needs.
If additional equity financing is required, you may suffer dilution of your investment.
     We may require additional financing in order to make further investments, respond to competitive pressures or take advantage of unanticipated opportunities including acquisitions. Our ability to arrange such financing in the future will depend in part upon prevailing capital market conditions, as well as our business success. If additional financing is raised by the issuance of shares from Vitran’s treasury, control of Vitran may change and/or shareholders of Vitran may suffer additional dilution.
     Investors who purchase the Common Shares may pay more for the Common Shares than the amounts paid by existing shareholders of Vitran for their Common Shares. As a result, investors in the offering may incur immediate and substantial dilution. In the past, Vitran has issued options and other convertible securities to acquire the Common Shares at prices below the prevailing market prices or prices that may be negotiated with selling shareholders. To the extent these outstanding options and other convertible securities are ultimately exercised, investors in the offering will incur further dilution.
The price of the Common Shares may fluctuate significantly.
     Volatility in the market price of the Common Shares may prevent an investor from being able to sell the Common Shares at, or above, the price paid for the Common Shares. The market price of the Common Shares could fluctuate significantly for various reasons which include:
•	our quarterly or annual earnings or those of other companies in our industry;
•	the public’s reaction to our press releases, our other public announcements and our regulatory filings;
•	changes in earnings estimates or recommendations by research analysts who follow our stock or the stock of other trucking companies;
•	changes in general conditions in the Canadian, US and global economy, financial markets or trucking industry, including those resulting from war, incidents of terrorism or responses to such events;

•	sales of Common Shares by our directors and executive officers; and
•	other factors described in these “Risk Factors”.
     In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of the Common Shares could fluctuate based upon factors that have little or nothing to do with our business, and these fluctuations could materially reduce the price of the Common Shares.
An investment in Common Shares is highly speculative.
     An investment in the Common Shares is highly speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Common Shares. Additional risks not currently known to us or that we currently deem immaterial may also impair our operations.
It may be difficult to maintain and enforce judgments against us because of our Canadian residency.
     Vitran is a Canadian corporation, and some of its assets and operations are located, and some of its revenues are derived, outside the United States. In addition, a majority of Vitran’s directors and officers are residents of Canada and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.
USE OF PROCEEDS
     The selling shareholders will receive all of the proceeds from any sales pursuant to this prospectus. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.
SELLING SECURITY HOLDERS
     We issued the common shares that are covered by this prospectus to the selling shareholders on September 21, 2009 pursuant to securities purchase agreements entered into between us and each of the selling shareholders on September 17, 2009 (the “Securities Purchase Agreements”) in a private placement transaction (the “Private Placement”) completed under Rule 506 of Regulation D of the Securities Act. The purchase price per share was $8.50 per Common Share. All of the common shares were issued as “restricted securities” under the Securities Act. We entered into registration rights agreements with each of the purchasers in the Private Placement concurrent with the execution of the Securities Purchase Agreements (the “Registration Rights Agreements”) pursuant to which we agreed to register the resale of the common shares under the Securities Act.
     We are registering the common shares covered by this prospectus on behalf of the selling shareholders named in the table below in accordance with our obligations under the Registration Rights Agreement. Selling shareholders, including their transferees, pledgees or donees or their successors (all of whom may be selling shareholders), may from time to time offer and sell pursuant to this prospectus any or all of the shares. When we refer to “selling shareholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors.
     The following table sets forth certain information as of September 17, 2009 regarding beneficial ownership of our common shares by the selling shareholders. “Beneficial ownership” is a term defined by the SEC in Rule 13d-3 under the Exchange Act and includes common shares over which a selling shareholder has direct or indirect voting or investment control and any common shares that the selling shareholder has a right to acquire beneficial ownership of within 60 days.

     The number of common shares in the column “Number of Common Shares Beneficially Owned Prior to the Offering” is based on beneficial ownership information provided to us by or on behalf of the selling shareholders in a selling stockholder questionnaire.
     The number of common shares in the column “Number of Shares Registered for Sale Hereby” represents all of the shares that each selling stockholder may offer under this prospectus. These common shares are the common shares purchased by the selling shareholders in the Private Placement. The selling shareholders may sell some, all or none of their shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act.
     The number of common shares in the column “Number of Common Shares Beneficially Owned after the Offering” assumes that the selling shareholders will sell all of their shares offered pursuant to this prospectus and that any other common shares beneficially owned by the selling shareholders will continue to be beneficially owned. We do not know when or in what amounts the selling shareholders will offer shares for sale, if at all. The selling shareholders may sell any or all of the shares included in and offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering.
     Information regarding the selling shareholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.
     Except as set forth in the table below, none of the selling shareholders has had a material relationship with us within the past three years.

			Number of
	Number of Common Shares		Common Shares	Number of Common Shares
	Beneficially Owned		Registered for	Beneficially Owned
	Prior to the Offering		Sale Hereby	After the Offering(2)
Name of Selling Shareholder	Number	Percentage(1)	Number	Number	Percentage(1)
Teleion Fund I, LP	189,910	1.2%	100,000	89,910	*
Ridgecrest Partners QP, L.P.	75,000	*	75,000	Nil	*
T. Rowe Price Small-Cap Value Fund, Inc.(3)	1,155,900	7.1%	255,900	900,000	5.6%
T. Rowe Price U.S. Equities Trust(3)	2,837	*	437	2,400	*
Scopus Asset Management LP	1,452,539	8.9%	400,000	1,052,539	6.5%
Fidelity Low-Priced Stock Fund (4)	610,000	3.8%	500,000	110,000	*
UBS O’Connor LLC FBO: O’Connor Pipes Corporate Strategies Master Limited(5)	100,000	*	100,000	Nil	Nil
Newland Master Fund, Ltd	394,886	2.4%	394,886	Nil	Nil
Jennison Small Company Fund, Inc.	725,000	4.5%	725,000	Nil	Nil
Advanced Series Trust — AST Academic Strategies Asset Allocation Portfolio	147,059	*	147,059	Nil	Nil

*	Represents less than 1% of our outstanding common shares.

(1)	Applicable percentage of ownership is based on 16,196,441 common shares outstanding as of September 21, 2009.

(2)	Assumes that the selling stockholder disposes of all the shares of common shares covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any portion of the shares covered by this prospectus.

(3)	T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by T. Rowe Price Small-Cap Value Fund, Inc. and T. Rowe Price U.S. Equities Trust. For purposes of reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(4)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 610,000 common shares outstanding of Vitran as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 610,000 common shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(5)	O’Connor PIPES Corporate Strategies Master Limited is a fund which cedes investment control to UBS O’Connor LLC, its investment manager. UBS O’Connor LLC makes all of the investment and voting decisions. Jeff Putman is the portfolio manager of UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Limited. Mr. Putman disclaims beneficial ownership of the shareholders held by UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Limited. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, a company whose securities are listed on the New York Stock Exchange.
PLAN OF DISTRIBUTION
     We are registering the Common Shares to permit the resale of the Common Shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Common Shares.
     The selling shareholders may sell all or a portion of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
     If the selling shareholders effect such transactions by selling the Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Common Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume. The selling shareholders may also sell Common Shares short and deliver the Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares.
     The selling shareholders may pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     At the time a particular offering of the Common Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling shareholders will sell any or all of the Common Shares registered pursuant to the registration statement of which this prospectus forms a part.
     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares by the selling shareholders and any other participating person. To the extent applicable Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.
     We will pay all expenses of the registration of the Common Shares in accordance with our obligations under the Registration Rights Agreements. We estimate these expenses to be $86,440.90 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholders will pay all underwriting discounts and selling commissions, if any. Vitran will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreement, or the selling shareholders will be entitled to contribution. Vitran may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the
     Registration Rights Agreements, or we may be entitled to contribution.
     Once sold under the registration statement, of which this prospectus forms a part, the Common Shares will be freely tradable under the Securities Act in the hands of persons other than our affiliates.
     This prospectus does not constitute a prospectus under Canadian securities laws and accordingly does not qualify the resale of the Common Shares on the TSX or otherwise in Canada. The Common Shares offered hereby may not be sold on or through the facilities of the TSX and may only be resold in Canada in compliance with exemptions from prospectus and registration requirements under applicable Canadian securities laws.
DESCRIPTION OF COMMON SHARES
     Vitran is authorized to issue an unlimited number of Common Shares, of which there are 16,196,441 issued and outstanding as of September 21, 2009. Holders of the Common Shares are entitled to one vote for each Common Share held at all meetings of shareholders of Vitran, to participate ratably in any dividend declared by the board of directors of Vitran on the Common Shares, and to receive the remaining property in the event of Vitran’s voluntary or involuntary liquidation, dissolution, winding-up or other distribution of assets.
     The Common Shares trade on the NASDAQ and the TSX under the symbols “VTNC” and “VTN”, respectively.
LEGAL MATTERS
     The validity of the Common Shares being offered hereby has been passed upon for us by Lang Michener LLP, Toronto, Ontario, Canada.
EXPERTS
     The consolidated financial statements of Vitran as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and the financial statement schedule listed in the Index under Part IV, Item 15(a)(2) of our 2008 Annual Report have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the December 31, 2008, consolidated financial statements refers to a change in the method of accounting for fair value measurements in accordance with SFAS Statement 157, Fair Value Measurements and adopted SFAS Statement 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of SFAS Statement 115. The audit report covering the December 31, 2007, consolidated financial statements refers to a change in the method of accounting for income tax uncertainties in accordance with guidance provided in FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus information that we have filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.
     The following documents that we have previously filed with the SEC are incorporated by reference into this prospectus:
(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 11, 2009 (including portions of our definitive Schedule 14A proxy statement filed with the SEC on March 26, 2009 which are incorporated by reference into our Annual Report on Form 10-K);
(b)	our Proxy Statement on Schedule 14A dated March 13, 2009 in connection with our April 22, 2009 annual general meeting of shareholders, filed with the SEC on March 26, 2009;
(c)	our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the SEC on April 30, 2009;
(d)	our Quarterly Report on Form 10-Q for the six months ended June 30, 2009 filed with the SEC on July 24, 2009;
(e)	our Current Reports on Form 8-K and related amendments thereto filed with the SEC on January 5, 2009, February 2, 2009, February 10, 2009, March 17, 2009, March 26, 2009, April 23, 2009, May 28, 2009, July 24, 2009, August 27, 2009, September 18, 2009 and September 22, 2009, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless otherwise indicated therein; and
(f)	the description of our common shares incorporated by reference into its Registration Statement on Form 8-A filed with the SEC pursuant to the Exchange Act on March 4, 2005.
     Vitran is also incorporating by reference all reports and documents subsequently filed by it with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed) after the date of the initial filing of the registration statement of which this prospectus forms a part until the termination of the offering.
     Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement, of which this document is a part, on Form S-3 with the SEC relating to the common shares to be sold by the selling shareholders. This document does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References herein to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, including the documents incorporated by reference herein, the related exhibits and other material we may file with the SEC, at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.
     Alternately, you may request a copy of these filings, at no cost, by writing or telephoning us at Vitran Corporation Inc., Attention: Corporate Secretary, 185 The West Mall, Suite 701, Toronto, Ontario M9C 5L5, Tel:(416) 596-7664.

PROSPECTUS

VITRAN CORPORATION INC.
2,698,282 COMMON SHARES
SEPTEMBER 29, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
     The following is a list of the expenses to be incurred by Vitran in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee. Vitran will pay all expenses in connection with the distribution of the Common Shares being registered hereby, except for the fees and expenses of any counsel and other advisors that any selling shareholders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the Common Shares.

SEC Registration Fee	$1,440.90
Printing and Engraving Expenses	$10,000
Accountants’ Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Transfer Agent Fees and Expenses	$10,000
Miscellaneous	$5,000
Total Expenses	$86,440.90
Item 15.   Indemnification of Directors and Officers
     Section 7.01 of Vitran’s By-law No. 6 (the “By-law”) provides that every director or officer of Vitran in exercising his powers and discharging his duties will act honestly and in good faith with a view to the best interests of Vitran and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances and that, subject to the foregoing, no director or officer will be liable for the acts, receipts, neglect or default of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to Vitran through the insufficiency or deficiency of title to any property acquired for or on behalf of Vitran, or for the insufficiency or deficiency of any security in or upon which any of the moneys of Vitran will be invested, or for any loss or damage arising from bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of Vitran will be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any loss, damage or misfortune whatever which shall happened in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own wilful neglect or default; provided that nothing in Section 7.01 of the By-law will relieve any director or officer from the duty to act in accordance with the Business Corporations Act (Ontario) (the “OBCA”) and the regulations thereunder or from liability for any breach thereof.
     Section 7.02 of the By-law provides that subject to the limitations contained in the OBCA, Vitran will indemnify a director or officer, a former director or officer, or a person who acts or acted at Vitran’s request as a director or officer of a body corporate of which Vitran is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of Vitran or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Vitran or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of Vitran, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Vitran will also indemnify such person in such other circumstances as the OBCA permits or requires.
     Section 136(1) of the OBCA provides that a corporation may indemnify the following persons (each, an “Indemnified Person”): (i) a director or officer of the corporation, (ii) a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or (iii) an individual acting in a similar capacity of another entity. A corporation may indemnify an Indemnified Person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by an Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding in which such Indemnified Person is involved because of his or her association with the corporation or other entity. Section 136(2) of the OBCA further provides that a corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above, but such individual shall repay the money if he or she does not fulfill the following conditions, as the case may be (collectively, the “Indemnity Conditions”):
     (a)   the individual acted honestly and in good faith with a view to the best interests of the corporation, or
     (b)   the individual acted honestly and in good faith with a view to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.
     In addition to the Indemnity Conditions, if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual unless such individual had reasonable grounds for believing that his or her conduct was lawful (the “Additional Indemnity Condition”).
     Pursuant to Section 136(4.1) of the OBCA, a corporation may, with the approval of the Ontario Superior Court of Justice (the “Court”), indemnify an Indemnified Person, or advance money to a director, officer or other individual, in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of his or her association with the corporation or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if such individual fulfils the Indemnity Conditions.
     Despite Section 136(1) of the OBCA, an Indemnified Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is subject because of his or her association with the corporation or other entity, if the Indemnified Person seeking an indemnity,
     (c)   was not judged by the Court or other competent authority to have committed any fault or omitted to do anything that the Indemnified Person ought to have done; and
     (d)   fulfils the Indemnity Conditions and the Additional Indemnity Condition.
     Pursuant to Section 136(4.3) of the OBCA, a corporation may purchase and maintain insurance for the benefit of an Indemnified Person against any liability incurred by such Indemnified Person,
     (a)   in his or her capacity as a director or officer of the corporation; or
     (b)   in his or her capacity as a director or officer, or a similar capacity, of another entity, if such Indemnified Person acts or acted in that capacity at the corporation’s request.
     A corporation or an Indemnified Person may apply to the Court for an order approving an indemnity under Section 136 of the OBCA and the Court may so order and make any further order it thinks fit. Upon such application by a corporation or an Indemnified Person, the Court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.
     In addition, Vitran has purchased a policy of insurance for the benefit of its directors and officers, and the directors and officers of its subsidiaries, against liability incurred by them in the performance of their duties as directors and officers of Vitran, or its subsidiaries, as the case may be. The policy does not specify that any part of the premium is paid in respect of either directors as a group or officers as a group. The entire premium is paid by Vitran. The current annual policy limit is $20.0 million subject to a deductible of $0.5 million per occurrence. As at the date hereof, there have been no claims under the directors and officers insurance.
     Reference is made to “Undertakings,” below, for Vitran’s undertakings in this Registration Statement with respect to indemnification of liabilities arising under the Securities Act of 1933.

Item 16.   Exhibits
The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation effective April 29, 1981 (1)

4.2	Articles of Amendment effective May 27, 1987 (2)

4.3	Articles of Amendment effective July 16, 1987 (3)

4.4	Articles of Arrangement effective February 5, 1991 (4)

4.5	Articles of Amendment effective April 22, 2004 (5)

4.6	Amended By-Laws effective February 7, 2008 (6)

4.7	By-law to authorize the directors to borrow and give security effective July 16, 1987 (7)

5.1	Legal Opinion of Lang Michener LLP (23)

10.1	Employee Stock Option Plan (8)

10.2	Employment agreement dated November 25, 2004 from the registrant to Sean P. Washchuk (9)

10.3	Deferred share unit plan for Directors, dated September 14, 2005 (10)

10.4	Deferred share unit plan for Senior Executives, dated March 10, 2006 (11)

10.5	Credit Agreement between JPMorgan Chase Bank, N.A. as Agent and JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, those other financial institutions whose names appear on the signature pages hereto and the other persons from time to time party hereto as Lenders as Lenders and J.P. Morgan Securities Inc.. as Lead Arranger and Sole Bookrunner and Bank of America, N.A. and Bank of Montreal as Co-Syndication Agents and National Bank of Canada and Fifth Third Bank as Co-Documentation Agents And Vitran Corporation Inc., Vitran Express Canada Inc. and Vitran Corporation as Borrowers Dated as of July 31, 2007 (12)

10.6	Amendment No. 2 to Credit Agreement between JPMorgan Chase Bank N.A. and those banks whose names appear on the signature pages hereto and Vitran Corporation Inc., Vitran Express Canada Inc. and Vitran Corporation (13)

10.7	Amendment No. 3 to Credit Agreement dated December 30, 2008, by and among Vitran Corporation Inc. and certain subsidiaries, JPMorgan Chase Bank, N.A., as Agent, and the Banks named therein. (14)

10.8	Amendment No. 4 to Credit Agreement between JPMorgan Chase Bank N.A. and those banks whose names appear on the signature pages hereto and Vitran Corporation Inc., Vitran Express Canada Inc. and Vitran Corporation (15)

10.9	Employment Agreement dated March 16, 2009 between the Registrant and Rick E. Gaetz (16)

10.10	Amendment No. 5 to Credit Agreement dated May 8, 2009, by and among Vitran Corporation Inc. and certain subsidiaries, JPMorgan Chase Bank, N.A., as Agent, and the Banks named therein (17)

10.11	Securities Purchase Agreement dated September 17, 2009 (18)

10.12	Amendment No. 6 to Credit Agreement dated September 17, 2009, by and among Vitran Corporation Inc. and certain subsidiaries, JPMorgan Chase Bank, N.A., as Agent, and the Banks named therein. (19)

10.13	Registration Rights Agreement dated September 21, 2009 (20)

14.1	Code of Conduct for Employees (21)

14.2	Code of Conduct for Directors (22)

23.1	Consent of Lang Michener LLP (24)

23.2	Consent of KMPG LLP (23)

24.1	Power of Attorney (Included in Signature Page)

Notes:

(1)	Filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(2)	Filed as Exhibit 1.2 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(3)	Filed as Exhibit 1.3 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(4)	Filed as Exhibit 1.4 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(5)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2004.

(6)	Filed as Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 11, 2009

(7)	Filed as Exhibit 1.6 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(8)	Filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 11, 2009

(9)	Filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 9, 2004

(10)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 15, 2005

(11)	Filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on March 13, 2006

(12)	Filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on August 9, 2007

(13)	Filed as Exhibit 10.9.7 to the Registrant’s Current Report on Form 8-K filed on April 24, 2008

(14)	Filed as Exhibit 10.9.8 to the Registrant’s Current Report on Form 8-K filed on January 5, 2009

(15)	Filed as Exhibit 10.9.9 to the Registrant’s Annual Report on Form 10-K filed on March 11, 2009

(16)	Filed as Exhibit 10.23 to the Registrant’s Current Report on Form 8-K filed on March 17, 2009

(17)	Filed as Exhibit 10.9.9 to the Registrant’s Current Report on Form 8-K filed on May 28, 2009

(18)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 18, 2009

(19)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 18, 2009

(20)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 22, 2009

(21)	Filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on August 3, 2004

(22)	Filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on August 3, 2004

(23)	Filed as an exhibit to this Registration Statement on Form S-3

(24)	Included in Exhibit 5.1.

Item 17.   Undertakings
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in the form of a prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1993 to any purchaser:
(i)	If the Registrant is relying on Rule 430B:
i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424 (b)(2), or (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii),or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section I5(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Toronto, Canada, on September 29, 2009.

VITRAN CORPORATION INC.
By:	/s/ RICHARD E. GAETZ
Richard E. Gaetz
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Gaetz and Sean P. Washchuk, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD D. McGRAW Richard D. McGraw	Chairman of the Board	September 29, 2009

/s/ RICHARD E. GAETZ Richard E. Gaetz	President and Chief Executive Officer, Director	September 29, 2009

/s/ GEORGES L. HÉBERT Georges L. Hébert	Director	September 29, 2009

/s/ WILLIAM S. DELUCE William S. Deluce	Director	September 29, 2009

/s/ ANTHONY F. GRIFFITHS Anthony F. Griffiths	Director	September 29, 2009

/s/ JOHN R. GOSSLING John R. Gossling	Director	September 29, 2009

/s/ SEAN P. WASHCHUK Sean P. Washchuk	Vice President Finance and Chief Financial Officer (Principal Financial Officer)	September 29, 2009

/s/ FAYAZ D. SULEMAN Fayaz D. Suleman	Corporate Controller (Principal Accounting Officer)	September 29, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation effective April 29, 1981 (1)

4.2	Articles of Amendment effective May 27, 1987 (2)

4.3	Articles of Amendment effective July 16, 1987 (3)

4.4	Articles of Arrangement effective February 5, 1991 (4)

4.5	Articles of Amendment effective April 22, 2004 (5)

4.6	Amended By-Laws effective February 7, 2008 (6)

4.7	By-law to authorize the directors to borrow and give security effective July 16, 1987 (7)

5.1	Legal Opinion of Lang Michener LLP (23)

10.1	Employee Stock Option Plan (8)

10.2	Employment agreement dated November 25, 2004 from the registrant to Sean P. Washchuk (9)

10.3	Deferred share unit plan for Directors, dated September 14, 2005 (10)

10.4	Deferred share unit plan for Senior Executives, dated March 10, 2006 (11)

10.5	Credit Agreement between JPMorgan Chase Bank, N.A. as Agent and JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, those other financial institutions whose names appear on the signature pages hereto and the other persons from time to time party hereto as Lenders as Lenders and J.P. Morgan Securities Inc.. as Lead Arranger and Sole Bookrunner and Bank of America, N.A. and Bank of Montreal as Co-Syndication Agents and National Bank of Canada and Fifth Third Bank as Co-Documentation Agents And Vitran Corporation Inc., Vitran Express Canada Inc. and Vitran Corporation as Borrowers Dated as of July 31, 2007 (12)

10.6	Amendment No. 2 to Credit Agreement between JPMorgan Chase Bank N.A. and those banks whose names appear on the signature pages hereto and Vitran Corporation Inc., Vitran Express Canada Inc. and Vitran Corporation (13)

10.7	Amendment No. 3 to Credit Agreement dated December 30, 2008, by and among Vitran Corporation Inc. and certain subsidiaries, JPMorgan Chase Bank, N.A., as Agent, and the Banks named therein. (14)

10.8	Amendment No. 4 to Credit Agreement between JPMorgan Chase Bank N.A. and those banks whose names appear on the signature pages hereto and Vitran Corporation Inc., Vitran Express Canada Inc. and Vitran Corporation (15)

10.9	Employment Agreement dated March 16, 2009 between the Registrant and Rick E. Gaetz (16)

10.10	Amendment No. 5 to Credit Agreement dated May 8, 2009, by and among Vitran Corporation Inc. and certain subsidiaries, JPMorgan Chase Bank, N.A., as Agent, and the Banks named therein (17)

10.11	Securities Purchase Agreement dated September 17, 2009 (18)

10.12	Amendment No. 6 to Credit Agreement dated September 17, 2009, by and among Vitran Corporation Inc. and certain subsidiaries, JPMorgan Chase Bank, N.A., as Agent, and the Banks named therein. (19)

10.13	Registration Rights Agreement dated September 21, 2009 (20)

14.1	Code of Conduct for Employees (21)

14.2	Code of Conduct for Directors (22)

23.1	Consent of Lang Michener LLP (24)

23.2	Consent of KMPG LLP (23)

24.1	Power of Attorney (Included in Signature Page)

Notes:

(1)	Filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(2)	Filed as Exhibit 1.2 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(3)	Filed as Exhibit 1.3 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(4)	Filed as Exhibit 1.4 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(5)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2004.

(6)	Filed as Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 11, 2009

(7)	Filed as Exhibit 1.6 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on June 14, 1995.

(8)	Filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 11, 2009

(9)	Filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 9, 2004

(10)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 15, 2005

(11)	Filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on March 13, 2006

(12)	Filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on August 9, 2007

(13)	Filed as Exhibit 10.9.7 to the Registrant’s Current Report on Form 8-K filed on April 24, 2008

(14)	Filed as Exhibit 10.9.8 to the Registrant’s Current Report on Form 8-K filed on January 5, 2009

(15)	Filed as Exhibit 10.9.9 to the Registrant’s Annual Report on Form 10-K filed on March 11, 2009

(16)	Filed as Exhibit 10.23 to the Registrant’s Current Report on Form 8-K filed on March 17, 2009

(17)	Filed as Exhibit 10.9.9 to the Registrant’s Current Report on Form 8-K filed on May 28, 2009

(18)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 18, 2009

(19)	Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 18, 2009

(20)	Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 22, 2009

(21)	Filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on August 3, 2004

(22)	Filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on August 3, 2004

(23)	Filed as an exhibit to this Registration Statement on Form S-3

(24)	Included in Exhibit 5.1.